Exhibit 99.1


                                 Press Release
                                 --------------

Adolor Corporation Elects Bruce A. Peacock President and Chief Executive Officer
- John Farrar to Continue as a Director -

EXTON, Pa., April 23 /PRNewswire-FirstCall/ -- Adolor Corporation (Nasdaq: ADLR) announced today that it has elected Bruce A. Peacock, 50, to the positions of President, Chief Executive Officer and Director of the Company effective May 6, 2002. He succeeds John J. Farrar, Ph.D., who will continue to serve as a Director of the Company.

Mr. Peacock has over 20 years of experience in the biotechnology and pharmaceutical industries. He served most recently as President and Chief Executive Officer of Orthovita, Inc. During his three years at Orthovita, the company successfully secured regulatory approval for, and commercially launched, its first two orthopaedic biomaterials products. Prior to his tenure at Orthovita, Mr. Peacock was Executive Vice President, Chief Operating Officer and Director at Cephalon, Inc., which included responsibility for the launch of PROVIGIL(R), modafinil, in the United States and Europe, and development of the company's manufacturing infrastructure. Prior to Cephalon, he was Senior Vice President and Chief Financial Officer of Centocor, Inc., where he managed numerous financings and directed several corporate collaboration negotiations.

"Since the commencement of operations in 1994, Adolor has made tremendous progress, evolving from a research company to a late-stage product development company that is currently conducting four pivotal Phase III trials for the company's lead product, alvimopan," commented Dr. Farrar. "The recently announced collaboration with GlaxoSmithKline represents the next phase of Adolor's transition to a commercially-focused business. I am confident that Bruce's significant regulatory, commercial and financial expertise will provide the necessary leadership to guide alvimopan through the approval process, prepare for a commercial launch, and develop Adolor's rich pipeline of other novel pain management compounds."

"I am extremely excited to be joining Adolor at this promising time in the company's development," stated Mr. Peacock. "Adolor is poised to become a world leader in developing pharmaceutical products for use in pain management and I look forward to leading the development and commercialization of Adolor's first-in-class drug, alvimopan, with our partner GlaxoSmithKline," Peacock added.

"This announcement would not be complete without recognizing that John Farrar has built Adolor from a company with a vision to develop novel pain products, to a company that has turned its vision into reality," commented Robert Nelsen, Director and a founder of Adolor Corporation and General Partner of ARCH Ventures. "It is also a tribute to John and the entire Adolor team that when we acted upon John's recommendation to seek a CEO successor, we were able to attract Bruce Peacock to Adolor. His capabilities and experience are ideally suited to take the company to the next stage of its development," Nelsen added.

About Adolor Corporation

Adolor Corporation discovers, develops and plans to commercialize proprietary pharmaceutical products for the treatment of pain and to mitigate the side effects that are caused by current pain treatments. Adolor has a portfolio of product candidates in development in Phase 1 through Phase 3 clinical trials. These product candidates include our peripheral opioid analgesics and alvimopan, formerly known as ADL 8-2698, which is intended for the management of opioid bowel dysfunction and postoperative ileus. Adolor's product candidates target peripheral opioid receptors and are not expected to exhibit the dose-limiting side effects of existing opioid narcotics.

Certain statements made in this press release related to Adolor products, as well as any therapeutic applications and outcomes, may be deemed to be forward-looking statements. Such statements involve risks and uncertainties. Among the factors that could cause actual results to differ materially from those set forth in these statements are the risks that the clinical trials for Adolor's product candidates may not be successful and Adolor may not obtain necessary regulatory approvals for its product candidates and the risks and other factors detailed, from time to time, in Adolor's filings with the Securities and Exchange Commission, including Adolor's Registration Statements on Forms S-l and S-3 and Report on Form 10-K.